Exhibit 99.5

FOR IMMEDIATE RELEASE

Wm. Wrigley Jr. Company Completes Kraft Confections Acquisition; Announces Supply Chain Realignment
Related supply chain decisions to lead to closure of L.A. Dreyfus Company in Edison

Edison, N.J. – June 29, 2005 – The Wm. Wrigley Jr. Company (NYSE: WWY) announced today that it has successfully completed the purchase of various confectionery assets of Kraft Foods Global, Inc. for $1.46 billion.  The transaction gives Wrigley ownership of iconic brands such as Altoids®, Life Savers®, Creme Savers® and Sugus®, and various regional and local brands, as well as additional production capabilities.

“With our confectionery expertise and focus, we look for these newly acquired brands to flourish under Wrigley’s global umbrella.  They have a rich heritage and are well-loved and well-known as quality products by our customers and consumers,” noted Bill Wrigley, Jr., Chairman, President & CEO.  “This transaction represents a significant reinforcement of our position as a world-class confectionery company.”

As the Company integrates these new brands and facilities into its operations, Wrigley will also realign its supply chain globally. This includes transferring gum base production from L.A. Dreyfus, its Edison-based subsidiary, to the Company’s largest gum-making facility in Gainesville, Ga., over the next 18 months.

“While this is a difficult decision for me personally, we would not be making this decision if we did not believe that change was absolutely necessary for the long-term vitality of our Company,” Wrigley said.  “Given the highly competitive and rapidly evolving nature of our industry, we have a responsibility to structure our resources in a manner that best meets the demands of our dynamic, global business.”

Supply Chain Streamlining
Based on its recently completed global review, Wrigley also plans to discontinue operations at a newly acquired Kraft facility in Bridgend, Wales, and its chewing gum plant in Chicago, Ill.  While the intention is for Bridgend to be closed by early 2006, the phase out of production at Wrigley’s Chicago chewing gum plant and of L.A. Dreyfus will be a staged process over the next year and a half.

Additionally, Wrigley plans to sell the North American marketing rights and the Iowa production facility for the Trolli® brand that are included in the Kraft transaction.  The Company will increase investment and business activity at its manufacturing facilities in Gainesville, Ga., and Yorkville, Ill., and at its newly acquired Chattanooga plant.

Wrigley to Exit Production in New Jersey
In terms of ingredient operations, Wrigley has been moving to regionalize gum base production.  For example, Wrigley has supplied gum base for the EMEAI region (primarily Europe) from its Biesheim, France facility for decades; and gum base for the Asian market is now being produced at the Company’s new plant in Shanghai, China.  Likewise, Wrigley believes that it will be more efficient to discontinue operations at L.A. Dreyfus and shift North American gum base production to the Company’s largest gum production facility in Gainesville, Ga.

(continued)

Wrigley Company Completes Acquisition

L.A. Dreyfus (LAD) was founded on Staten Island in 1909 and relocated to Edison in 1949.  LAD’s relationship with the Wrigley Company dates back more than 90 years, and it became a wholly owned subsidiary of Wrigley in 1935.  At its peak in the late 1970’s, when it collected and processed natural latexes from all over the world, LAD employed more than 350 people.  Employment has steadily declined over the past 20 years, as gum base ingredients changed, production processes became more automated, and Wrigley pursued regionalization of ingredient sourcing.  Current employment in Edison stands at about 150 people.  As a result of transfers to other Wrigley facilities, acceptances of an enhanced early retirement program and voluntary departures, Wrigley expects to reduce the number of involuntary layoffs that will be required as operations are discontinued over the next 18 months.

“While this is a hard choice to make, we believe the decision is in the best interests of our overall business and is necessary to make our production network as efficient as possible and ensure the Company remains competitive in the marketplace,” commented Darrell Splithoff, Senior Vice President – Worldwide Supply Chain.  “The long advance notice will help to ease the transition for our associates and the community, and we are committed to treating all team members with trust, dignity and respect.”

“We respect the history of L.A. Dreyfus in Edison and regret that the changing dynamics of our business and the increasingly widespread geographies we serve have necessitated this closing,” said Bill Wrigley, Jr.  “I wish to express my thanks and appreciation to Dreyfus associates for the contributions they have made through the years to the overall success of the Wrigley Company.”

The Company will work closely with Edison city officials to ensure a smooth closing of the plant and to explore redevelopment or other possible uses for the site.

The Wrigley Company is a recognized leader in the confectionery field and the world’s largest manufacturer and marketer of chewing gum, with global sales of more than $4.0 billion.  The Company markets its world-famous brands in more than 180 countries.  Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century.  Other brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Alpine®, Solano®, Sugus®, Cool Air®, and P.K. ®.

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CONTACTS:
Christopher Perille		Kelly McGrail
Senior Director – Corporate Communications		Director – Corporate Communications
Phone:	312-802-2277 (cell)	Phone:	312-645-4754
312-645-4077 (office)

We may from time-to-time, in this document or documents incorporate by reference into this document, discuss our expectations regarding future events.  Statements and financial disclosure contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995.  These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial conditions, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, us.  Forward-looking statements generally will be accompanied by words such as “anticipate”, “believe”, “could”, “estimate”, “forecast”, “intend”, “may”, “possible”, “potential”, “predict”, “project” or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary.  Some of the important factors that could cause actual results to differ materially form the forward-looking statements are set forth in Exhibit 99(i) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, such list not being all inclusive, and are incorporated herein by reference.